EXHIBIT 99.1

Heritage Oaks Bancorp Reports First Quarter 2013 Results; Termination of Memorandum of Understanding; Request to Approve Repurchase of Shares From the U.S. Treasury

PASO ROBLES, Calif., April 25, 2013 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company") (Nasdaq:HEOP), a bank holding company and parent of Heritage Oaks Bank (the "Bank"), reported net income of $3.7 million for the three months ended March 31, 2013, compared with $1.6 million for the same period a year earlier. Income before taxes was $6.1 million for the three months ended March 31, 2013, a $4.9 million increase from $1.2 million for the same period a year ago.

The Company also announced that the Bank's Memorandum of Understanding, ("MOU") with the Federal Deposit Insurance Corporation, ("FDIC") and the California Department of Financial Institutions, ("DFI") was terminated effective April 24, 2013. In addition, the Company announced that it filed a request with its regulators to approve a dividend of $25 million from the Bank to the Company for the purpose of repurchasing the shares and warrants issued to the U.S. Department of Treasury as part of the Troubled Asset Relief Program—Capital Purchase Program ("TARP CPP").

Highlights

  Earnings before taxes and provision for loan losses improved $1.6 million, or 35.6%, to $6.1 million for the three months ended March 31, 2013, compared to $4.5 million for the three months ended March 31, 2012;

  The Company recorded a $3.6 million gain on the sale of $84.6 million of securities as it repositioned its investment securities portfolio to reduce the effective duration of its investment securities portfolio to offset an expected increase in the duration of its loan portfolio;

  Total gross loans increased $59.4 million, or 9.2%, to $704.9 million at March 31, 2013 from $645.5 million at March 31, 2012, resulting from strong growth in commercial, residential, and agriculture lending relationships. Total new loan production, including mortgage loans originated for sale, increased $18.1 million, or 28.9%, to $80.8 million during the three months ended March 31, 2013 compared to $62.7 million a year earlier;

  Total deposits grew $56.4 million, or 7.0%, to $862.8 million at March 31, 2013 from $806.4  million a year earlier with the majority of the growth coming from non-interest bearing deposits;

  Credit quality continued to improve in the first quarter of 2013, with non-performing assets to total assets declining 33.3% to 1.2% compared to the first quarter of 2012.  Classified assets as a percent of Tier 1 capital plus ALLL improved  to 32.2% compared to 45.8% a year earlier, and annualized net loan charge-offs declined to 0.22% of average loans outstanding, representing a significant reduction compared from 1.75% a year earlier. The Company had no real estate owned at March 31, 2013; and

  Regulatory capital ratios improved from 12.2% and 15.9% at March 31, 2012 to 12.7% and 17.8% for Tier 1 Leverage and Total Risk-Based Capital, respectively at March 31, 2013, and the allowance for loan losses as a percent of total loans was 2.52% at March 31, 2013.

"We are pleased with our strong financial performance for the first quarter of 2013," said Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp. "During 2012 we restructured the organization, which reduced some of our back office and administrative expenses. We redeployed a portion of these savings to hire additional relationship lenders. These new team members are supporting our expansion into new geographic markets such as Ventura County, in addition to deepening our penetration in existing business lines, including agriculture, commercial, small business and mortgage lending. As a result, we have been able to generate strong quarter-over-quarter net loan growth in each of the last four quarters".

"We are also pleased to announce the termination of the Bank's MOU with the FDIC and DFI. We believe the termination of the MOU reflects the progress that we've made in improving our overall credit quality, operations, and financial profitability," said Ms. Lagomarsino. "We still have the MOU outstanding with the Federal Reserve Board ("FRB") and look forward to our onsite inspection by the FRB later this year. Following the termination of the MOU with the FDIC and DFI, we have submitted a request to the DFI to approve a $25.0 million dividend from the Bank to the Company. At the same time, we have submitted a request to the FRB to approve the repurchase of the 21,000 shares of Series A Preferred Stock that have an original issue price of $1,000 per share, and the repurchase of warrants to purchase 611,650 shares of the Company's Common Stock that have a strike price of $5.15 per share from the U.S. Department of Treasury."

Net Income Available to Common Shareholders

Net income available to common shareholders was $3.4 million, or $0.13 per diluted common share, for the three months ended March 31, 2013, compared with $1.2 million, or $0.05 per diluted common share, for the same three months ended a year earlier. The key components of the change in net income available to common shareholders for the three month period are discussed below.

Net Interest Income

Net interest income was $10.2 million, or 4.14% of average interest earning assets (net interest margin), for the three months ended March 31, 2013 compared with $10.7 million, or 4.72% of average earning assets, for the same period a year earlier. The decline in net interest margin reflects the continuing trend of margin compression, as a result of the historically low interest rate environment.

We continue to anticipate net interest margin pressure due to the very low interest rate environment, a competitive environment for quality loan relationships, increased refinancing activity of existing loans at lower rates, and a change in the mix of our loan portfolio. We are working to mitigate the impact of net interest margin compression through our efforts to grow the loan portfolio, through reductions in non-performing loans, and through modest reductions in the cost of deposits and borrowings.

Provision for Loan Losses

No provision for loan losses was recorded for the three months ended March 31, 2013 compared with a $3.3 million provision for the same period a year earlier. The lack of a provision in the first quarter of 2013 was largely driven by continued improvements in the overall credit quality of the loan portfolio, as well as continued improvement in our loan credit loss experience. Net charge-offs declined $2.4 million, or 86.8%, to $0.4 million for the three months ended March 31, 2013 compared with net charge-offs of $2.8 million for the same period a year earlier. Net charge-offs as a percent of average loans declined to 0.22% for the three months ended March 31, 2013, compared with 1.75% for the same period a year earlier.

Non-Interest Income

Non-interest income was $5.7 million for the three months ended March 31, 2013, a $3.2 million or 124.5% increase, compared with $2.5 million for the same period a year earlier. The increase in non-interest income was primarily the result of higher gain on sale of investment securities as the Company reduced the effective duration of its investment securities portfolio to offset an expected increase in the duration of the loan portfolio.

Non-Interest Expense

Non-interest expense was $9.7 million for the three months ended March 31, 2013 compared with $8.7 million for the same period a year earlier. Non-interest expense for the first quarter of 2013 included $0.6 million in loss provisions for mortgage repurchases for mortgages sold in 2007; a $0.7 million increase in salaries and employee benefits due to the reintroduction of an annual management incentive plan for 2013 compared with no such plan in the first quarter of 2012 and increases in base salaries due to annual merit increases.

The Company's operating efficiency ratio increased to 78.1% for the three months ended March 31, 2013 compared with 65.7% for the same period a year ago. The Company's operating efficiency ratio for 2013 was negatively impacted by one-time expense items such as the loss provisions for potential mortgage repurchases and higher employee incentive costs, as well as net interest margin compression. Excluding the impacts of the provisions for mortgage repurchases and net interest margin compression as compared to the same quarter last year, operating efficiency would have been 65.8% for the quarter ended March 31, 2013, as compared to 64.8% for the comparable period in 2012. The ratio of operating expenses to average assets, which excludes the impacts of margin compression, was 3.66% for the quarter ended March 31, 2013, as compared to 3.58% for the comparable period last year.

Income Taxes

Income tax expense was $2.4 million for the three months ended March 31, 2013 compared with a $0.4 million tax benefit for the same period a year earlier, which prior period included a $0.8 million partial reversal of deferred tax valuation allowance. Excluding the impact of the valuation allowance reversal in 2012, the Company's effective tax rate for the first quarter of 2013 was 39.1% compared with 35.2% for the same period a year ago.

Balance Sheet

Total assets increased $55.9 million, or 5.5%, to $1.1 billion at March 31, 2013 compared with a year earlier. The increase in total assets was primarily the result of growth in the loan portfolio. Total stockholders' equity was $146.7 million at March 31, 2013, an increase of $14.1 million or 10.6%, compared with a year earlier.

The Company's liquidity ratio (total cash and cash equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) was 32.5% at March 31, 2013 compared with 35.9% at March 31, 2012, which reflects the reduction in the level of securities during the quarter used to fund loan growth and to repay short-term FHLB borrowings.

The Company's and the Bank's regulatory capital ratios exceeded the ratios generally required to be considered a "well capitalized" financial institution for regulatory purposes. Tier I Leverage Ratio for the Company and the Bank were 12.7% and 12.4%, respectively at March 31, 2013 compared to the requirement of 5.0% to generally be considered a "well capitalized" financial institution for regulatory purposes. Total Risk-Based Capital Ratio for the Company and the Bank were 17.8% and 17.3%, respectively, at March 31, 2013 compared to the requirement of 10.0% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Company remains current on all of its obligations, including its junior subordinated debentures, preferred stock issued under the U.S. Treasury's TARP CPP, and privately placed preferred stock.

After considering the effects of a $25.0 million dividend at the Bank and the subsequent repurchase of Series A Preferred Shares and related warrants at the holding company, the Company's proforma Tier 1 Leverage Ratios would be in excess of 10.0% at both the Bank and Company at March 31, 2013. However, no assurances can be given that we will receive regulatory approval or that the Bank's or Company's Tier 1 Leverage ratios regulatory capital ratios will be in excess of 10.0% at the time of repurchase.

Asset Quality

Classified loans decreased $12.4 million or 20.3% to $48.7 million at March 31, 2013 compared with $61.1 million at March 31, 2012. Non-accrual loans decreased $4.5 million to $12.2 million at March 31, 2013, of which $10.9 million were still paying per their contractual terms, compared with $16.7 million of non-accrual loans at March 31, 2012. Non-performing loans to gross loans decreased to 1.7% at March 31, 2013 from 2.6% at March 31, 2012. The Company held no Other Real Estate Owned at March 31, 2013, a decrease of $0.9 million from March 31, 2012. Total non-performing assets, inclusive of non-accrual loans, decreased $5.3 million to $12.3 million at March 31, 2013 compared with $17.6 million at March 31, 2012. The percentage of non-performing assets to total assets was 1.2% at March 31, 2013 compared with 1.7% at March 31, 2012.

Total troubled debt restructurings ("TDRs") outstanding were $10.0 million at March 31, 2013 compared with $3.0 million at March 31, 2012. The increase in the level of reported TDRs in the first quarter of 2013 was largely the result of a single large loan relationship that was modified in the second quarter of 2012. The allowance for loan losses was $17.7 million, or 2.5% of total loans at March 31, 2013, compared with $19.8 million, or 3.1% of total loans at March 31, 2012. The decrease in the ALLL to total loans ratio is due to continued improvement in the credit quality of the loan portfolio, the mix of loans in the portfolio, and declines in the historical loss experience of the loan portfolio.

Conference Call

The Company will host a conference call to discuss these first quarter results at 8:00 a.m. PDT on April 26, 2013. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 31247570, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Quarterly Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, on or before May 9, 2013.  This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting the Company's Investor Relations Department. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.1 billion in assets, Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters and two branch offices in Paso Robles, two branch offices in San Luis Obispo and Santa Maria, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay, as well as a loan production office in Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. The Business First division has one branch office in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to identify these forward‐looking statements.

Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: the ongoing financial crisis in the United States, including the continuing softness in the California real estate market, and the response of federal and state government and our regulators thereto, general economic conditions in those areas in which the Company operates, competition, fluctuations in interest rates, changes in the Company's business strategy or development plans, changes in governmental regulation, changes in the credit quality of our loan portfolio, as well as economic, political and global changes arising from the war on terrorism, social unrest and other civil disturbances, the Company's ability to increase profitability and sustain growth, the Company's beliefs as to the adequacy of its existing and anticipated allowance for loan losses, beliefs and expectations about, and requirements to comply with the terms of the MOU issued by the FRB, and financial policies of the United States government.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2013. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

Heritage Oaks Bancorp provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Earnings before income taxes and provision for loan losses, a non-GAAP financial measure, is presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to earnings before income taxes and provision for loan losses is provided at the end of the tables below.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

(dollar amounts in thousands except per share data)	3/31/2013	12/31/2012	3/31/2012
Assets
Cash and due from banks	$ 20,560	$ 23,425	$ 17,899
Interest bearing deposits in other banks	17,957	10,691	8,803
Total cash and cash equivalents	38,517	34,116	26,702

Investment securities available for sale	247,890	287,682	266,996
Federal Home Loan Bank stock	4,575	4,575	4,685
Loans held for sale	9,138	22,549	13,811
Gross loans	704,880	689,608	645,468
Net deferred loan fees	(1,035)	(937)	(1,025)
Allowance for loan losses	(17,743)	(18,118)	(19,801)
Net loans held for investment	686,102	670,553	624,642
Premises and equipment	17,598	15,956	15,586
Deferred tax assets, net	18,959	21,933	18,038
Bank owned life insurance	15,472	15,349	14,966
Goodwill and other intangible assets	12,881	12,981	12,646
Other real estate owned	--	--	917
Other assets	13,552	11,838	9,791
Total assets	$ 1,064,684	$ 1,097,532	$ 1,008,780

Liabilities
Deposits
Non-interest bearing deposits	$ 270,357	$ 273,242	$ 227,380
Interest bearing deposits	592,458	597,628	578,980
Total Deposits	862,815	870,870	806,360
Short term FHLB borrowing	--	33,000	23,500
Long term FHLB borrowing	36,500	33,500	29,000
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	10,382	6,385	9,049
Total liabilities	917,945	952,003	876,157

Stockholders' equity
Preferred stock, 5,000,000 shares authorized: Series A senior preferred stock; $1,000 per share stated value issued and outstanding: 21,000 shares	20,630	20,536	20,253
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 25,331,541, 25,307,110, and 25,163,571 shares as of March 31, 2013, December 31, 2012, and March 31, 2012, respectively	101,359	101,354	101,161
Paid in capital	7,471	7,337	7,045
Retained earnings / (accumulated deficit)	12,146	8,773	(1,591)
Accumulated other comprehensive income	1,529	3,925	2,151
Total stockholders' equity	146,739	145,529	132,623
Total liabilities and stockholders' equity	$ 1,064,684	$ 1,097,532	$ 1,008,780
Book value per common share	$ 4.82	$ 4.78	$ 4.29
Tangible book value per common share	$ 4.31	$ 4.27	$ 3.79

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Three Months Ended
(dollar amounts in thousands except per share data)	3/31/2013	12/31/2012	3/31/2012
Interest Income
Loans	$ 9,597	$ 9,989	$ 9,927
Investment securities	1,433	1,585	1,798
Other	43	75	27
Total interest income	11,073	11,649	11,752
Interest Expense
Interest on deposits	660	673	822
Other borrowings	205	213	181
Total interest expense	865	886	1,003
Net interest income before provision for loan losses	10,208	10,763	10,749
Provision for loan losses	--	--	3,331
Net interest income after provision for loan losses	10,208	10,763	7,418
Non-Interest Income
Fees and service charges	1,015	1,080	1,093
Mortgage gain on sale and origination fees	774	1,192	855
Gain on sale of investment securities	3,586	923	303
Gain on sale of other real estate owned	--	87	--
Other income	286	266	271
Total non-interest income	5,661	3,548	2,522
Non-Interest Expense
Salaries and employee benefits	5,192	4,782	4,536
Occupancy	782	745	1,017
Information technology	627	642	666
Professional services	662	1,143	503
Regulatory	369	358	551
Equipment	415	390	405
Sales and marketing	121	258	137
Foreclosed asset costs and write-downs	55	31	98
Provision for mortgage loan repurchases	570	210	118
Amortization of intangible assets	100	84	86
Other expense	855	831	612
Total non-interest expense	9,748	9,474	8,729
Income before income tax expense / (benefit)	6,121	4,837	1,211
Income tax expense / (benefit)	2,391	1,710	(374)
Net income	3,730	3,127	1,585
Dividends and accretion on preferred stock	358	357	381
Net income available to common shareholders	$ 3,372	$ 2,770	$ 1,204

Weighted Average Shares Outstanding
Basic	25,112,004	25,101,083	25,057,664
Diluted	26,527,477	26,485,728	26,290,370
Earnings Per Common Share
Basic	$ 0.13	$ 0.11	$ 0.05
Diluted	$ 0.13	$ 0.10	$ 0.05

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2013	12/31/2012	3/31/2012
Net interest margin	4.14%	4.35%	4.72%
Return on average equity	10.30%	8.59%	4.82%
Return on average common equity	11.18%	9.16%	4.49%
Return on average tangible common equity	12.51%	10.23%	5.10%
Return on average assets	1.40%	1.17%	0.65%
Non interest income to total net revenue	35.67%	24.79%	19.00%
Yield on interest earning assets	4.49%	4.70%	5.16%
Cost of interest bearing liabilities	0.54%	0.55%	0.65%
Cost of funds	0.38%	0.39%	0.48%
Operating efficiency ratio (1)	78.10%	70.36%	65.70%
Non-interest expense to average assets, annualized	3.66%	3.55%	3.58%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	1.73%	2.51%	2.58%
Non-performing loans to equity	8.33%	11.89%	12.56%
Non-performing assets to total assets	1.16%	1.58%	1.74%
Allowance for loan losses to total gross loans	2.52%	2.63%	3.07%
Net charge-offs / (recoveries) to average loans outstanding, annualized	0.22%	-0.07%	1.75%
Classified assets to Tier I + ALLL	32.17%	35.40%	45.83%
30-89 Day Delinquency Rate	0.24%	0.12%	0.09%

CAPITAL RATIOS

Company
Leverage ratio	12.72%	12.32%	12.17%
Tier I Risk-Based Capital Ratio	16.50%	15.55%	14.60%
Total Risk-Based Capital Ratio	17.76%	16.81%	15.87%

Bank
Leverage ratio	12.36%	11.93%	11.99%
Tier I Risk-Based Capital Ratio	15.99%	15.02%	14.35%
Total Risk-Based Capital Ratio	17.26%	16.28%	15.62%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	3/31/2013			12/31/2012			3/31/2012
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Interest bearing deposits in other banks	$ 22,232	0.20%	$ 11	$ 16,006	0.20%	$ 8	$ 16,707	0.19%	$ 8
Investment securities taxable	207,656	1.91%	978	203,846	2.07%	1,061	193,788	2.88%	1,386
Investment securities non taxable	58,102	3.18%	455	63,538	3.28%	524	44,553	3.72%	412
Other investments	6,478	2.00%	32	6,479	4.11%	67	6,588	1.16%	19
Loans (1)	705,604	5.52%	9,597	695,457	5.71%	9,989	654,633	6.10%	9,927
Total earning assets	$ 1,000,072	4.49%	$11,073	$ 985,326	4.70%	$ 11,649	$ 916,269	5.16%	$ 11,752
Allowance for loan losses	(18,046)			(18,998)			(19,415)
Other assets	97,589			96,267			83,001
Total assets	$ 1,079,615			$1,062,595			$ 979,855

Interest Bearing Liabilities
Interest bearing demand	$ 71,769	0.11%	$ 19	$ 72,490	0.12%	$ 22	$ 64,142	0.09%	$ 15
Savings	39,297	0.10%	10	37,312	0.10%	9	33,993	0.11%	9
Money market	290,374	0.31%	225	298,130	0.32%	242	277,115	0.39%	271
Time deposits	183,278	0.90%	406	176,474	0.90%	400	187,963	1.13%	527
Total interest bearing deposits	584,718	0.46%	660	584,406	0.46%	673	563,213	0.59%	822
Federal Home Loan Bank borrowing	58,823	1.13%	164	50,266	1.35%	171	49,875	1.07%	133
Junior subordinated debentures	8,248	2.02%	41	8,248	2.03%	42	8,248	2.34%	48
Total borrowed funds	67,071	1.24%	205	58,514	1.45%	213	58,123	1.25%	181
Total interest bearing liabilities	651,789	0.54%	865	642,920	0.55%	886	621,336	0.65%	1,003
Non interest bearing demand	263,127			266,284			214,886
Total funding	914,916	0.38%	865	909,204	0.39%	886	836,222	0.48%	1,003
Other liabilities	17,797			8,548			11,249
Total liabilities	$ 932,713			$ 917,752			$ 847,471

Stockholders' Equity
Total stockholders' equity	146,902			144,843			132,384
Total liabilities and stockholders' equity	$ 1,079,615			$1,062,595			$ 979,855

Net interest margin		4.14%			4.35%			4.72%

Interest Rate Spread		3.95%	$10,208		4.15%	$ 10,763		4.51%	$ 10,749

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)
Loans	3/31/2013	12/31/2012	3/31/2012
Real Estate Secured
Multi-family residential	$ 19,747	$ 21,467	$ 16,549
Residential 1 to 4 family	46,894	41,444	21,436
Home equity lines of credit	32,852	31,863	31,333
Commercial	391,159	372,592	361,762
Farmland	25,936	25,642	9,582
Total real estate secured	516,588	493,008	440,662
Commercial
Commercial and industrial	120,988	125,340	132,078
Agriculture	27,820	21,663	16,393
Other	55	61	79
Total commercial	148,863	147,064	148,550
Construction
Single family residential	8,803	8,074	12,987
Single family residential - Spec.	847	535	278
Multi-family	767	778	1,650
Commercial	477	10,329	10,608
Total construction	10,894	19,716	25,523
Land	23,816	24,664	24,882
Installment loans to individuals	4,527	4,895	5,608
All other loans (including overdrafts)	192	261	243
Total gross loans	704,880	689,608	645,468
Deferred loan fees	1,035	937	1,025
Allowance for loan losses	17,743	18,118	19,801
Total net loans	$ 686,102	$ 670,553	$ 624,642
Loans held for sale	$ 9,138	$ 22,549	$ 13,811

Deposits	3/31/2013	12/31/2012	3/31/2012
Non-interest bearing deposits	$ 270,357	$ 273,242	$ 227,380
Interest bearing deposits:
NOW accounts	69,952	76,728	65,717
Other savings deposits	40,262	41,021	35,127
Money market deposit accounts	293,409	293,525	283,860
Time deposits	188,835	186,354	194,276
Total deposits	$ 862,815	$ 870,870	$ 806,360

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets

	Three Months Ended
Allowance for Loan Losses	3/31/2013	12/31/2012	3/31/2012
Balance, beginning of period	$ 18,118	$ 17,987	$ 19,314
Provision for loan losses	--	--	3,331
Loans charge-off
Residential 1 to 4 family	--	11	--
Commercial real estate	--	--	7
Farmland	--	--	4
Commercial and industrial	339	717	1,692
Agriculture	--	145	450
Construction	169	460	--
Land	34	--	785
Installment loans to individuals	118	155	11
All other loans	--	--	137
Total charge-offs	660	1,488	3,086
Recoveries of loans previously charged-off	285	1,619	242
Balance, end of period	$ 17,743	$ 18,118	$ 19,801

Net charge-offs / (recoveries)	$ 375	$ (131)	$ 2,844

Non-Performing Assets	3/31/2013	12/31/2012	3/31/2012
Loans on non-accrual status
Residential 1-4 family	$ 240	$ 835	$ 609
Home equity lines of credit	57	58	387
Commercial real estate	703	928	877
Farmland	--	1,077	--
Commercial and industrial	3,655	4,657	6,503
Agriculture	831	907	2,306
Construction	--	1,380	--
Land	6,640	7,182	5,911
Installment	101	285	60
Total non-accruing loans	$ 12,227	$ 17,309	$ 16,653
Other real estate owned (OREO)	--	--	917
Other repossessed assets	88	--	--
Total non-performing assets	$ 12,315	$ 17,309	$ 17,570

Classified assets	3/31/2013	12/31/2012	3/31/2012
Loans	$ 48,734	$ 51,130	$ 61,111
Other real estate owned (OREO)	--	--	917
Other	88	308	284
Total classified assets	$ 48,822	$ 51,438	$ 62,312

Classified assets to Tier I + ALLL	32.17%	35.40%	45.83%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	December 31,		Net	to Foreclosed	Accrual	Net	March 31,
(dollar amounts in thousands)	2012	Additions	Paydowns	Collateral	Status	Charge-offs	2013
Real Estate Secured
Residential 1 to 4 family	$ 835	$ --	$ (231)	$ --	$ (364)	$ --	$ 240
Home equity line of credit	58	--	(1)	--	--	--	57
Commercial	928	--	(33)	--	(192)	--	703
Farmland	1,077	--	(1,077)	--	--	--	--
Commercial
Commercial and industrial	4,334	356	(458)	--	(238)	(339)	3,655
Agriculture	907	--	(65)	--	(11)	--	831
Construction
Commercial	1,380	--	--	(1,211)	--	(169)	--
Land	7,505	49	(126)	--	(754)	(34)	6,640
Installment loans to individuals	285	70	(4)	(88)	(44)	(118)	101

Totals	$ 17,309	$ 475	$ (1,995)	$ (1,299)	$ (1,603)	$ (660)	$ 12,227

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	December 31,				March 31,
(dollar amounts in thousands)	2012	Additions	Sales	Writedowns	2013
Construction
Commercial	$ --	$ 1,211	$ (1,211)	$ --	$ --

Totals	$ --	$ 1,211	$ (1,211)	$ --	$ --

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	Three Months Ended
(dollar amounts in thousands)	3/31/2013	12/31/2012	3/31/2012
GAAP net income	$ 3,730	$ 3,127	$ 1,585
Adjusted for:		`
Income tax expense / (benefit)	2,391	1,710	(374)
Provision for loan losses	--	--	3,331

Non-GAAP earnings before income taxes and provision for loan losses	$ 6,121	$ 4,837	$ 4,542
CONTACT: Simone Lagomarsino, President & Chief Executive Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Mark Olson, EVP & Chief Financial Officer
         1222 Vine Street
         Paso Robles, California 93446
         805.369.5107
         molson@heritageoaksbank.com